Exhibit 99.1

Brownie’s Marine Group Announces 98.6% Increase in Net Revenues, 3.3% Net Profit Margin for Fiscal Third Quarter 2020

POMPANO BEACH, FL /GLOBE NEWSWIRE/ November 16, 2020 / Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high pressure air and industrial compressors in the marine industry, today announced results for the fiscal third quarter and nine months ending September 30, 2020.

“Brownie’s had a strong third quarter despite the challenges facing the country and the economy thus far in 2020. We believe that COVID19 has brought families back together and looking for outdoor, fun activities that they can share as a family unit. In our primary market of warm water destinations, we believe that the Brownie’s Third Lung and Nemo systems are the perfect family fun activity.” said Christopher Constable, Chief Executive Officer. “The third quarter showed a great recovery from Q2, and we can feel the momentum building for our products. The Nemo product line is finding acceptance across the globe and has developed a great platform to help complete the vertical integration of the diving experience. The company is in a great cash position heading into the fourth quarter, and is focusing on flattening our seasonality curve by focusing on sub-equatorial geographical diving areas that will expand demand during the traditionally winter months in the US.”

3rd Fiscal Quarter Highlights

●	Net Revenues increased 98.6% to $1.7 million versus $.8 million last year;

●	Net Income was $.05 million versus a loss of $.32 million last year;

●	Adjusted Net Income was $309,200 versus ($113,000) in the same period last year; and

●	At the close of the third quarter, cash and cash equivalents totaled $769,600, and a working capital balance of $770,236.

Nine Months ended September 30, 2020 Highlights

●	Net Revenues increased 62.3% to $3.6 million versus $2.2 million last year;

●	Revenue from BLU3, launched in Q4, 2019, contributed $1.1 million for the nine months ended September 30, 2020 or 79% of overall growth. The BLU Vent project accounted for 15.8% of consolidated revenues for the nine month period.

●	Net Loss through Q3, 2020 was ($0.6) million versus ($0.8) million for Q3 last year; and

●	Adjusted Net Income for the nine months ending September 30, 2020 was $371,500 versus ($468,400) in the same period last year.

Select Financial Metrics: Fiscal 3rd Quarter and Nine Months Ended

September 30, 2020 Comparisons

(in thousands)	Q320	Q319	Change	YTD20	YTD19	Change
Total Net Revenues	$1,670.6	$841.4	98.6%	$3,626.0	$2,233.6	62.3%
Legacy SSA Products – Brownies Third Lung	$1,271.7	$683.0	86.2%	$2,192.2	$1,762.5	24.4%
High Pressure Gas Systems – LW Anerica’s	$79.0	$158.4	-50.1%	$352.4	$471.1	-25.2%
Ultra-Portable Tankless Dive Systems – Blu3	$320.2	$0.0	NM	$1,081.4	$0.0	NM
Operating Income (loss)	$59.0	$(319.9)	118.4%	$(639.5)	$(820.5)	22.1%
Net Income (loss)	$56.5	$(322.0)	117.5%	$(654.2)	$(826.3)	20.8%
Adjusted Net Income (loss)	$309.9	$(11330)	373.6%	$(371.5	$(468.4)	179.3%
NM = not measurable/meaningful

Q4 2020 Commentary

“We have great momentum heading into the fourth quarter. We are looking to see further value come from our digital marketing program with Figment Design, and are expecting big things from our Nemo products as we head into the holiday season” says Robert M. Carmichael, President and Chairman of the Board, “We expect our partnership with Amazon,com along with other methods to get the Nemo in front of the public during the holidays to expand our customer base and bring an entire new group of divers into the market.”

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

The following is an unaudited reconciliation of adjusted net income (loss) to net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$56,535	$(321,964)	$(654,200)	$(826,315)
plus:
Stock issued for services	28,046	102,875	250,721	252,127
Stock-based compensation incentive bonus shares issued to CEO and employees	5,862	-	241,670	-
Stock-based compensation – options	218,505	105,761	533,300	105,761
Adjusted net income (loss)	$308,948	$(113,328)	$371,491	$(468,427)

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., is the parent company to a family of innovative brands with a unique concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Trebor Industries, Inc., founded in 1981, dba as “Brownie’s Third Lung”; BLU3, Inc.; and Brownie’s High-Pressure Services, Inc., dba LW Americas. The Company is headquartered in Pompano Beach, Florida.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (the “SEC”) and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.

Contact Information: (954)-462-5570

investors@browniesmarinegroup.com